UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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AMERICAN CARESOURCE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN CARESOURCE HOLDINGS, INC.
5429 LYNDON B. JOHNSON FREEWAY, SUITE 850
DALLAS, TEXAS  75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 26, 2011

The Annual Meeting of Stockholders (the “Annual Meeting”) of American CareSource Holdings, Inc. (“American CareSource Holdings” or the “Company”) will be held at the Company's executive offices at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas, on Monday,  September 26, 2011, at 9:00 a.m., Central Time for the following purposes:

1.	to elect eight members to the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	to ratify the selection of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2011; and

3.	to transact such other business as may properly come before the Annual Meeting and any meeting following postponement or adjournment thereof.

Holders of record of our common stock at the close of business on August 17, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any meeting following postponement or adjournment thereof.

In addition to the proxy statement and proxy card, a copy of our 2010 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is enclosed.

It is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by completing, signing and dating the enclosed proxy card and returning it to the Company.  You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the enclosed proxy statement.  This Notice of Annual Meeting of Stockholders and the accompanying proxy materials are first being mailed out to stockholders on or about August 30, 2011.

By Order of the Board of Directors,

Matthew D. Thompson
Chief Financial Officer and Secretary

Dallas, Texas
August 30, 2011

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED
PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

AMERICAN CARESOURCE HOLDINGS, INC.
5429 LYNDON B. JOHNSON FREEWAY, SUITE 850
DALLAS, TEXAS  75240

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) of American CareSource Holdings, Inc. (“American CareSource Holdings” or the “Company”), to be held on September 26, 2011, and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 9:00 a.m., Central Time.  The Annual Meeting will be held at the Company's executive offices at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about August 30, 2011 to persons who were stockholders of record at the close of business on August 17, 2011, the record date for the Annual Meeting.

Our fiscal year begins on January 1 and ends on December 31. References in this proxy statement to fiscal year 2011 refer to the 12-month period from January 1, 2011 through December 31, 2011.  References in this proxy statement to fiscal year 2010 refer to the 12-month period from January 1, 2010 through December 31, 2010.  References in this proxy statement to fiscal year 2009 refer to the 12-month period from January 1, 2009 through December 31, 2009.

PROXIES AND VOTING PROCEDURES

What Is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following:

•	the election of our Board of Directors;

•	the ratification of the selection of McGladrey & Pullen, LLP as our independent auditors for our fiscal year ending December 31, 2011;

•	such other business as may properly come before the Annual Meeting and any meeting following the adjournment or postponement thereof.

Who Can Vote?

You are entitled to notice of the Annual Meeting if you held any shares of common stock of American CareSource Holdings as of the close of business on the record date, August 17, 2011.  You are entitled to vote at the Annual Meeting all shares of common stock of American CareSource Holdings that you held as of the close of business on that record date.  Each share of common stock is entitled to one vote with respect to each matter properly brought before the Annual Meeting.

As of the record date, August 17, 2011, there were 16,987,117 shares of common stock of American CareSource Holdings issued and outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you.  If the record holder of your shares is a nominee, you will receive proxy materials from such nominee.

How Do I Vote?

Record Holders:

•	By Mail. If you choose to vote by mail, mark your proxy card, date and sign it, and return it as soon as possible in the postage-paid envelope provided.

•	By attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

Stock Held by Brokers, Banks and Nominees:

•	If your common stock is held by a broker, bank or other nominee, such nominee will provide you with instructions that you must follow in order to have your shares voted.

•	If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on August 17, 2011.

Are proxy materials available on the Internet?

Yes. Please see the notice below:

Important notice regarding the availability of proxy materials for the annual shareholder meeting to be held on September 26, 2011:

Our Proxy Statement and 2010 Annual Report are available on the following Web site:
http://ir.anci-care.com/sec.cfm

How Many Shares Must be Represented In Order to Transact Business at the Annual Meeting?

A quorum is the number of shares that must be represented, in person or by proxy, in order to transact business at the Annual Meeting.  We will have a quorum and be able to conduct business at the Annual Meeting if a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.  Abstentions will be included in the calculation of the number of shares considered to be present for purposes of determining whether a quorum is present.

What is a Broker Non-Vote?

Under the rules that govern nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

How Many Votes Are Required to Approve a Proposal?

If a quorum is present, the vote of a plurality of votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect directors.  Thus, a nominee for director may be elected even if the nominee receives less than a majority of the shares represented at the meeting.  Proxies cannot be voted for a greater number of nominees than are named in this proxy statement.  If a quorum is present, the vote of a majority of the votes cast is required to ratify the selection of our independent auditors.

How Will The Shares Represented By My Executed Proxy Card Be Voted?

All shares entitled to vote and represented by properly completed proxy cards that are not revoked will be voted in accordance with the instructions provided on the proxy cards.  If you are a record holder and you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy card will be voted “FOR” all nominees for director and “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent auditors for our fiscal year ending December 31, 2011.

How Are Abstentions and Broker Non-Votes Counted?

Shares not voted as a result of a marked abstention will not have any effect on the outcome of the vote to elect directors or on the outcome of the vote to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors.  Broker non-votes will have no effect on the outcome of the vote to elect directors, because the election of directors is a non-routine matter under the rules governing nominees.  However, the ratification of the selection of our independent auditors is a routine matter and nominees will have discretionary authority on such matter even if the account holder does not provide voting instructions.

Shares subject to marked abstentions will be considered as represented and as part of the quorum at the Annual Meeting.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy prior to the close of voting at the Annual Meeting by:

•	Sending written notice of revocation to our Secretary at our executive offices;
•	Sending a signed proxy card bearing a later date to our Secretary; or
•	If you attend the Annual Meeting in person, by either giving notice of revocation to the

Inspector(s) of Election at the Annual Meeting or by voting in person.

Who Will Pay the Expenses of Proxy Distribution?

We will pay the expenses for the preparation of the proxy materials and the solicitation of proxies.  Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, e-mail, facsimile or other electronic means.  These directors, officers and employees will not receive additional compensation for such services.  In accordance with the regulations of the United States Securities and Exchange Commission (the “SEC”), we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors.  At our Annual Meeting, all eight directors are to be elected.

Our Board of Directors has recently reduced the number of directors from nine to eight.  It expects in the future to expand the size of the Board and to fill the resulting vacancy with a new director.  The directors identified below have been nominated by the Board of Directors for election to a new one-year term. If elected, each nominee will continue in office until the next Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal.  Each nominee has indicated to the Company that he will serve if elected.  We do not anticipate that any nominee will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board of Directors.  Biographical information regarding each nominee follows.  The age of each nominee is as of September 26, 2011, the date of our Annual Meeting.

The following table identifies the directors nominated for election at the Annual Meeting.

Name	Age	Position

Sami S. Abbasi	46	Director

Edward B. Berger	82	Director

Kenneth S. George	63	Chairman of the Board of Directors (Chief Executive Officer)

John N. Hatsopoulos	77	Director

John Pappajohn	83	Director

Derace L. Schaffer, MD	63	Director

William J. Simpson, Jr.	63	Director (President and Chief Operating Officer)

Richard W. Turner	64	Director

There are no familial relationships among our directors and/or executive officers.

Sami S. Abbasi.  Mr. Abbasi was appointed to the Board of Directors of American CareSource Holdings on September 4, 2008.   Since 2007, Mr. Abbasi has been Chairman and Chief Executive Officer of National Surgical Care, Inc., and prior to holding that position he served as President and Chief Executive Officer of Radiologix, Inc. from 2004 until 2006.  Previous positions held at Radiologix, Inc. include Executive Vice President and Chief Operating Officer from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer from December 2000 until March 2004.  From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry. From August 1996 through December 1999, he was Senior Vice President and Chief Financial Officer of Radiologix. From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions. From June 1988 through January 1995, he held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group. Mr. Abbasi received his M.B.A. from the University of Rochester and his B.A. in Economics from the University of Pennsylvania.  The Board of Directors selected Mr. Abbasi to serve as a director because of his extensive experience in the healthcare, insurance and benefits industries.  In addition, Mr. Abbasi's background in finance and investment banking will provide leadership and experience in the areas of corporate finance transactions and mergers and acquisitions.

Edward B. Berger.  Mr. Berger has served as a director of American CareSource Holdings since March 2006, as Non-Executive Chairman of the Board beginning March 30, 2007 and as Executive Chairman beginning April 16, 2007 and ending in December 2008.  For the past 25 years, Mr. Berger has been President of Berger Equities, Inc., a real estate investment firm owned by Mr. Berger and his spouse.  Since 2006, Mr. Berger has served as an independent director on the board of ConMed Healthcare Management, Inc., a public company providing correctional facility healthcare services, and is chairman of its audit committee.  Mr. Berger has extensive experience in the healthcare industry, having served as past President and CEO of Palo Verde Hospital, past President and member of the Board of Trustees of Kino Community Hospital, and past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona.  Mr. Berger has served on a number of public company boards including Patient InfoSystems, Inc. (now CareGuide, Inc.) and Healthcare Acquisition Corp. (now PharmaAthene, Inc.).  In June 2002, Mr. Berger became an independent director of CardSystems Solutions, Inc., a privately held credit card processing company and was associated with CardSystems through November 2007. In 2006, CardSystems agreed to settle Federal Trade Commission charges that it failed to take appropriate security measures to protect consumer information, leaving data vulnerable to security breaches and fraudulent consumer credit card purchases. By way of settlement, CardSystems agreed to implement a comprehensive information security program and obtain audits by an independent third-party security professional every other year for 20 years. On May 11, 2006, the board of directors of CardSystems determined that it was in the best interests of its stockholders to liquidate its assets in a Chapter 11 bankruptcy. Upon the resignation of each member of the board of directors and at the request of certain stockholders of CardSystems, Mr. Berger agreed to become the sole director, Chief Executive Officer and liquidating agent for CardSystems. On May 12, 2006, CardSystems filed for bankruptcy protection under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. As its liquidating agent, Mr. Berger oversaw CardSystems’ Chapter 11 bankruptcy and liquidation. With the liquidation of CardSystems nearing completion, Mr. Berger resigned as the Chief Executive Officer and sole director of CardSystems in November 2007.  Mr. Berger received a Juris Doctorate from New York Law School and a Masters Degree in Education as well as a Bachelor of Arts Degree in History and English from the University of Arizona.  Mr. Berger is currently an Adjunct Professor in Political Science at Pima Community College, recent past Chairman of the Desert Angels Inc., an Angel investing group, and retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management, at the University of Arizona.  The Board of Directors selected Mr. Berger to serve as a director because of his extensive experience in the healthcare industry and his service as chief executive officer for several companies.  Mr. Berger provides critical insight into the areas of corporate governance.

Kenneth S. George.  Mr. George became a director of American CareSource Holdings in January 2004.  Mr. George became Chairman of the Board of Directors in March 2010 and was appointed Chief Executive Officer in July 2011.  He formerly served on the board of directors and audit committee of Access Plans USA, Inc., a public company.  Mr. George served two terms as a State Representative in the Texas House of Representatives.  Mr. George has been self-employed, managing his own investment activities, since 2001.  From 1996 to 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions.  From 1994 to 1995, Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., a private ambulance provider in the State of Texas.  From 1988 to 1994, he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues.  Mr. George has a Masters Degree in Business Administration from the University of Texas at Austin and a Bachelor of Arts Degree from Washington and Lee University.  Mr. George adds substantial expertise from his healthcare background and his impressive service record in state and national government service.

John N. Hatsopoulos.  John N. Hatsopoulos has served as a director of American CareSource Holdings since December 2006.   Since 1999, Mr. Hatsopoulos has been Chief Executive Officer and a director of American DG Energy, Inc., a public company providing products and services in support of on-site generation of electricity, heating and cooling at commercial, institutional and light industrial facilities.  Mr. Hatsopoulos is Chief Executive Officer of Tecogen Inc., a manufacturer of cogeneration systems, since 1999.  Mr. Hatsopoulos has served as a managing partner of Alexandros Partners LLC, a financial advisory firm, since 1999.  Mr. Hatsopoulos also serves as a director of Agenus Inc., a public biotechnology company, since 2007.  He is the Chairman of the Board of Directors of Glenrose Instruments Inc., a public company engaged in radiological and environmental services, since 1999.  Mr. Hatsopoulos is one of the founders of Thermo Electron Corporation (now Thermo Fisher Scientific Inc.) and the retired President and Vice Chairman of the Board of Directors of that company.  He served on the Board of Directors of the American Stock Exchange from 1994 to 2000. He is also a member of the Board of Directors of TEI BioSciences Inc. since 1999, and a “Member of the Corporation” for Northeastern University.  Mr. Hatsopoulos graduated from Athens College in Athens, Greece, in 1953. He holds a Bachelor of Science Degree in history and mathematics from Northeastern University, together with Honorary Doctorates in Business Administration from Boston College and Northeastern University.  The Board of Directors selected Mr. Hatsoloulos to serve as a director because of his substantial experience as chief executive officer of several companies as well as his service as a director with the American Stock Exchange.  He provides valuable insight into how the corporate governance and reporting requirements of a public company.

John Pappajohn.  Mr. Pappajohn has been a director of American CareSource Holdings since November 2004.   Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: ConMed Healthcare Management, Inc., a provider of correctional healthcare services, since 2005;  and CNS Response, Inc., a company who uses EEG-generated biomarkers for use in personalized medicine in psychiatry, since August 2009.  Mr. Pappajohn was chosen to serve as a director of the Company because of his unparalleled experience serving as a director of more than 40 companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies.

Derace L. Schaffer, M.D.  Dr. Schaffer has been a director of American CareSource Holdings since November 2004.  Dr. Schaffer is the Chief Executive Officer of The Lan Group, a venture capital firm founded by Dr. Schaffer in 1990 and specializing in healthcare and high technology investments.  Dr. Schaffer has served as a director of Allion Healthcare, Inc., a public company providing specialty pharmacy and disease management services to HIV/AIDS patients, since 1996 and currently serves on its audit and compensation committees.  Dr. Schaffer is also a director of CareGuide, Inc. (formerly Patient Infosystems, Inc.), a provider of population health management services, since 1996, and serves on its audit and compensation committees and King Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company.  He has served as chairman of several healthcare companies, including Radiologix, Inc. before it became a public company.  He co-founded Allion Healthcare, Patient Infosystems, Inc. (now CareGuide, Inc.) and Radiologix. Dr. Schaffer served as Chief Executive Officer and Chairman of the Board of Ide Imaging Group, P.C. from 1980 to 2001. Dr. Schaffer has served as a director on many healthcare boards of directors, including several health systems and more than ten healthcare services and technology companies.  Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident.  Dr. Schaffer is a Clinical Professor of Radiology at Weill Cornell Medical College.  Mr. Schaffer was chosen to serve as a director of the Company because of his substantial experience in the healthcare industry and serving on the boards of multiple healthcare services and technology companies.

William J. Simpson, Jr.  Mr. Simpson has been a director of American CareSource Holdings since October 2010, our Chief Operating Officer since December 2010 and our President and Chief Operating Officer since July 2011. He has more than 30 years of executive experience in the healthcare industry.  Mr. Simpson served as President and Chief Executive Officer of Intrepid USA Healthcare, one of the nation's largest home healthcare companies, from February 2007 to October 2008.  From November 2008 until he was appointed to our Board, Mr. Simpson was in retirement. Prior to his tenure at Intrepid USA Healthcare, Mr. Simpson held the office of Executive Vice President and Chief Operating Officer at LifeCare Management, the third largest long-term acute care hospital company in the United States, from February 2003 to August 2005.  From May 2006 through January 2007, Mr. Simpson's sole occupation was that of Chairman of the Board of Genezen Healthcare. Mr. Simpson's executive leadership experience includes Executive Vice President and Chief Operating Officer at Specialty Healthcare Services, Executive Vice President of Operations at Intensiva Healthcare Corporation, President and Chief Operating Officer at Ameristat Mobile Medical Services, President of Epic Healthcare Services, and Vice President of American Medical International.  Mr. Simpson has also held board seats for a number of privately-held healthcare companies and an association.  In addition to his service on the board of Genezen Healthcare, he served as one of the board members of Intrepid USA Healthcare and the Acute Long Term Hospital Association (ALTHA).  The Board of Directors selected Mr. Simpson to serve as a director because of his extensive experience as an executive and board member of a number of healthcare companies and associations.

Richard W. Turner, Ph.D. Dr. Turner has been a director of American CareSource Holdings since June 2011.  Dr. Turner has served as the Chief Executive Officer and the Chairman of the Board of Directors of Conmed Healthcare Management, Inc., a public company providing healthcare services to county and municipal detention centers, since 2007.   Prior to consulting for Conmed's predecessor in interest in May 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging, Inc., from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems Company, Inc., a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific Corp. for approximately $95 million in 2002.   Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University.  The Board of Directors selected Dr. Turner to serve as a director because of his leadership experience, having served as executive officer to many companies in the healthcare and medical field.

The Board of Directors unanimously recommends that you vote “FOR”
the election of each nominee for director named above.

GOVERNANCE OF THE COMPANY

Pursuant to the Delaware General Corporation Law and the Company's Bylaws, our business, property and affairs are managed by or under the direction of our Board of Directors.  Members of the Board of Directors are kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.  We currently have eight members on our Board of Directors.  All eight directors are standing for re-election. The Board of Directors of the Company has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee, each comprised of independent directors only.

During fiscal year 2010, the Board of Directors held six meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Governance and Nominations Committee held one meeting.  During fiscal year 2010, the directors each attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of which they were a member, that were in each case held during each director's period of service.  The Company does not have a policy with regard to Board members' attendance at annual meetings of stockholders.  Eight of the nine Board members at the time attended the 2010 annual meeting of stockholders.

American CareSource Holdings has a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all directors, officers and employees, which can be found at the Company's web site, www.anci-care.com.  All of our directors, officers and employees are expected to be familiar with the Code of Conduct and to adhere to those principles and procedures set forth in the Code of Conduct that apply to them.  The Company will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or the NASDAQ Stock Market (“NASDAQ”), on the Company's web site.

The Company's Board of Directors has adopted Charters for the Audit Committee, Compensation Committee, and Governance and Nominations Committee of the Board of Directors. These documents can be found at the Company's web site, www.anci-care.com.

A stockholder can also obtain a printed copy of any of the materials referred to above by contacting the Company at the following address:

American CareSource Holdings, Inc.
5429 Lyndon B. Johnson Freeway
Suite 850
Dallas, TX 75240
Attn: Investor Relations
Telephone: (972) 308-6830

Board Leadership Structure

In July 2011, our Board of Directors combined the roles of Chairman and Chief Executive Officer in one position.  Kenneth S. George currently serves as the Chairman of our Board of Directors and our Chief Executive Officer.  Our Board believes that this leadership structure provides the most efficient and effective leadership model for our company at this time by enhancing the ability of the Chairman and Chief Executive Officer to provide clear insight and direction of business strategies and plans to both the Board and management. The Board believes that it can most effectively perform its monitoring and oversight role by acting as a unified whole, with the Chairman also being a member of the management team, and that the advantages of having a CEO Chairman with extensive exposure to the inner workings of our Company (as compared to a relatively less informed independent Chairman) outweigh potential disadvantages. A single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus.

Board Oversight of Risk Management

The Board of Directors believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company's stakeholders. The Board believes that, in light of the interrelated nature of the Company's risks, oversight of risk management is ultimately the responsibility of the full Board.  In carrying out this critical responsibility, the Board meets multiple times annually with key members of management with primary responsibility for management of risk in their respective areas of responsibility and also receives regular reports on aspects of our risk management from senior representatives of our independent auditors, which are immediately communicated to management.

Director Independence

We use the definition of “independence” set forth in Rule 5605(a)(2) of the NASDAQ Rules, as applicable and as may be modified or supplemented from time to time and the interpretations thereunder, to determine if the members of our Board of Directors are independent.  In making this determination, our Board of Directors considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported in this proxy statement under the caption “Certain Relationships and Related Transactions.”  The purpose of this review is to determine whether any such relationships or transactions would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and would therefore be inconsistent with a determination that the directors are independent.  As a result of this review, our Board affirmatively determined, based on its understanding of such relationships and transactions, that the majority of the members of our Board of Directors, namely Sami S. Abbasi, Edward B. Berger, John N. Hatsopoulos, Derace L. Schaffer, M.D. and Richard W. Turner, Ph.D. are independent directors.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which currently consists of Sami Abbasi (Chairman), Edward Berger and Richard Turner.  The purpose of the Audit Committee is to assist the Board of Directors' oversight of the Company's accounting and financial reporting processes and the audits of the Company's financial statements. No less frequently than annually, the Committee reviews its Charter to re-assess its adequacy and recommend any suggested changes to the Board for approval.  Under its Charter, the Audit Committee's responsibilities include:

•
appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor, including overseeing the independence and compensation of the independent auditor who shall report directly to the Audit Committee;

•
reviewing and discussing with the Company's management and independent auditor the Company's audited financial statements and considering whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K;

•	directing the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information;

•
discussing generally the types of information to be disclosed in the Company's earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others;

•
reviewing with the Company's management and independent auditor the Company's quarterly financial statements, including the Company's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations”;

•
discussing with the independent auditors the adequacy and effectiveness of the accounting and financial controls of the Company, and considering any recommendations for improvement of such internal controls and procedures;

•
establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving all “related party transactions” on an ongoing basis; and

•	preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

The Audit Committee makes regular reports to the full Board of Directors.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has a Compensation Committee, which currently consists of John Hatsopolous (Chairman), Sami Abbasi and Derace Schaffer.  Our Compensation Committee makes regular reports to the full Board of Directors.  No less frequently than annually, the Committee reviews its Charter to re-assess its adequacy and recommend any suggested changes to the Board for approval.  Under its Charter, our Compensation Committee's responsibilities include:

•	evaluation of the performance of our Chief Executive Officer and determination of his compensation based upon his performance;

•	approval of the compensation of our executive officers and employment contracts for executive officers;

•	administration of our equity-based compensation plans, recommendations to the full Board regarding our equity-based compensation plans, and review and approval of all grants and awards thereunder;

•	review and approval of changes to our existing equity-based compensation plans, including recommendations to the full Board of changes that require stockholder approval; and

•	review and approval of changes to our health and welfare plans that involve a material change in costs or benefit levels.

The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to assure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice and the requirements of the appropriate regulatory bodies.  In furtherance of these goals, the Compensation Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs.  The Compensation Committee consults with the Chief Executive Officer as it deems appropriate and may invite the Chief Executive Officer to attend meetings of the Compensation Committee, provided that he does not participate in any deliberations or decision-making by the Compensation Committee establishing goals and objectives for the Chief Executive Officer, evaluating the performance of the Chief Executive Officer or fixing the compensation or recommendation of equity grants for the Chief Executive Officer.  The Compensation Committee considers individual and Company performance in determining salary and bonus levels consistent with a view to attracting and retaining qualified executives.

The Compensation Committee's Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees as it deems appropriate.  Each subcommittee must include one or more members of the Committee.  The Compensation Committee's Charter also authorizes the Compensation Committee to retain compensation consultants and other advisors to assist in its duties.

GOVERNANCE AND NOMINATIONS COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has a Governance and Nominations Committee, which currently consists of Derace Schaffer (Chairman), John Hatsopolous and Richard Turner.

Our Board of Directors and its Governance and Nominations Committee regularly evaluate the Company's approach to corporate governance in light of changing regulatory requirements and evolving best practices.

The Governance and Nominations Committee makes regular reports to the Board of Directors.  The Committee, from time to time, reviews its Charter to re-assess its adequacy and recommends any suggested changes to the Board for approval.  Under its Charter, the Governance and Nominations Committee's responsibilities with respect to Board and Committee membership, Board evaluation, and succession planning include:

•
Selection of director nominees.  The Governance and Nominations Committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board.  The Committee would consider candidates proposed by stockholders and will apply the same criteria and follow the same process in considering such candidates as it does when considering other candidates.  The Committee may adopt, in its discretion, separate procedures regarding director candidates proposed by our stockholders.  Director recommendations by stockholders must be in writing, include a resume of the candidate's business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve.  Such recommendation must be sent to the Company's Secretary at the Company's executive offices.  When it seeks nominees for directors, our Governance and Nominations Committee looks for candidates who it believes will contribute to the Board's operations and will represent the interests of the Company's stockholders.  The Committee generally considers a number of criteria when it is identifying and selecting candidates, such as high character and integrity, freedom from conflicts of interest, willingness and ability to devote sufficient time to the affairs of the Company, diligence in fulfilling the responsibilities of a director and committee member, capacity and desire to represent the balanced best interests of the stockholders as a whole and not primarily of a special interest group or constituency, past accomplishments, expertise in areas important to the Company's success and ability to interact well with other members of the Board.  The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service.

•
Review of requisite skills and criteria for new board members and board composition.  The Committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the Board as a whole.

•
Hiring of search firms to identify director nominees.  The Committee has the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm's engagement, and cause the Company to pay the engaged search firm's engagement fee.

•	Selection of committee members. The Committee recommends to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors.

•
Evaluation of the Board of Directors.  The Committee will oversee an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively.

•
Succession of senior executives. The Committee will present an annual report to the Board of Directors on succession planning, including transitional Board leadership in the event of unplanned vacancies.

The Governance and Nominations Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.  The Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

REPORT OF THE AUDIT COMMITTEE1

As described more fully in its Charter, the function of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions.  Management, not the Audit Committee nor the independent auditor, is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  McGladrey & Pullen, LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.  The Audit Committee acts only in a board-level oversight capacity.  In its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to U.S. generally accepted accounting principles.

Each of the directors who serve on the Audit Committee is “independent” within the meaning of the listing standards contained in the Company Guide of NASDAQ and Rule 10A-3(b) under the Securities Exchange Act of 1934.  That is, the Board of Directors has determined that none of Sami Abbasi, John Colloton2 or Edward Berger has a relationship with the Company that may interfere with his independence from the Company and its management.  The Board of Directors has designated Sami Abbasi as the “Audit Committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.  A copy of our Audit Committee Charter is available at the Company's web site, www.anci-care.com.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2010, the Audit Committee:

•	reviewed and discussed the audited financial statements with the Company's management and the independent auditors in separate sessions;

•
discussed with McGladrey & Pullen, LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (as modified or supplemented), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•
received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented), as adopted by PCAOB in Rule 3600T, and discussed with McGladrey & Pullen, LLP the independence of McGladrey & Pullen, LLP; and

•
had private sessions, at each of its meetings in person or telephonically, with the Company's independent auditors and, separately, with the Company's financial management team, at which candid discussions of financial management, accounting and internal control issues took place.

Management has reviewed the audited financial statements in the Annual Report on Form 10-K with the Audit Committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations that the audited consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America.

Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the American CareSource Holdings Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee
Sami Abbasi (Chairman)
John Colloton2
Edward Berger

____________________________
1  The material in this report is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, in each case, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2  Mr. Colloton retired from our Board of Directors in June 2011 and was replaced by Dr. Richard W. Turner on the Audit Committee.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages its stockholders to communicate with the Board of Directors.  The Board of Directors does not believe a formal process for stockholders to send communications to the Board of Directors is necessary because all stockholder communications will be circulated to all members of the Board and the Board does not screen stockholder communications.  All such communications should be directed to our Chairman and Chief Executive Officer, Kenneth S. George, who, in turn, will circulate the communications to the remaining members of the Board of Directors.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation of our non-management directors for the Company's fiscal year ended December 31, 2010.  In the paragraph following the table and footnotes, we describe our standard compensation arrangement for service on the Board of Directors and Board committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Total ($)

Sami S. Abbasi (5)	$23,500	$—	$8,891	$32,391
Edward B. Berger (5)	14,000	—	8,891	22,891
John W. Colloton (2)(5)	15,500	—	8,891	24,391
David A. George (2) (5)	6,250	—	—	6,250
Kenneth S. George (3) (5)	83,250	—	169,336	252,586
John N. Hatsopoulos (5)	19,000	—	8,891	27,891
John Pappajohn (5)	13,000	—	8,891	21,891
Derace L. Schaffer (5)	25,000	—	8,891	33,891
William J. Simpson, Jr. (4) (5)	31,730	—	130,866	162,596

(1)	Represents the aggregate grant date fair value of awards granted in 2010 and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ACS 718”).

(2)	Mr. David George retired from our Board of Directors in March 2010. Mr. Colloton retired from our Board of Directors in June 2011.

(3)
In connection with his appointment as Chairman of the Board of Directors in March 2010, Kenneth S. George was granted options to purchase 100,000 shares of the Company's common stock, with an exercise price of $1.83. The fair value of the options was determined to be $1.15 using the Black-Scholes-Merton valuation model. The options were granted under the Company's 2005 Stock Option Plan and vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total, beginning one month after the grant date. On November 1, 2010, the Board granted Mr. George (i) options to purchase 50,000 shares of common stock, at an exercise price of $1.49 and (ii) an increase in his director fee to reflect increased responsibilities assumed by Mr. George as Chairman of the Board, increasing his aggregate annualized director fee from $25,000 to $100,000. The fair value of the options was determined to be $0.90 using the Black-Scholes-Merton valuation model. The stock options were granted under the 2005 Stock Option Plan and vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date.

(4)
Mr. Simpson was appointed to our Board of Directors on October 21, 2010 and appointed to the position of Chief Operating Officer of the Company on December 13, 2010. Therefore, Mr. Simpson served as a non-management director from October 21, 2010 through December 12, 2010. In connection with his appointment to the Board, on November 1, 2010, Mr. Simpson was granted options to purchase 25,000 shares of common stock at an exercise price of $1.49. The fair value of the options was determined to be $0.90 using the Black-Scholes-Merton valuation model. The stock options were granted under the 2005 Stock Option Plan and vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date. In connection with his appointment to Chief Operating Officer, Mr. Simpson received an annualized salary of $225,000 and options to purchase 100,000 shares of common stock at an exercise price of $1.40. The fair value of the options was determined to be $0.86 using the Black-Scholes-Merton valuation model. The stock options were granted under the 2005 Stock Option Plan and vest over a 4 year period with 1/3 vesting immediately and the remaining 2/3 vesting monthly over a 36-month period beginning one year after the date of grant. The salary that Mr. Simpson received in 2010 and the option grant he received in connection with his appointment are reflected in the table above.

(5)	The aggregate number of options and stock awards ("RSUs") outstanding at December 31, 2010, for Mr. Abbasi is 35,000 and 3,333, respectively.

The aggregate number of options and RSUs outstanding at December 31, 2010, for Mr. Berger is 310,000 and 3,333, respectively.

The aggregate number of options and RSUs outstanding at December 31, 2010, for Mr. Colloton is 81,233 and 3,333, respectively.

The aggregate number of options and RSUs outstanding at December 31, 2010 for Mr. Kenneth George is 191,233 and 3,333, respectively.

The aggregate number of options and RSUs outstanding at December 31, 2010 for Mr. Hatsopoulos is 75,000 and 3,333, respectively.

The aggregate number of options and RSUs outstanding at December 31, 2010 for Mr. Pappajohn is 81,233 and 3,333, respectively.

The aggregate number of options and RSUs outstanding at December 31, 2010 for Mr. Schaffer is 81,233 and 3,333, respectively.

The aggregate number of options outstanding at December 31, 2010 for Mr. Simpson is 125,000.

During 2010, the Board of Directors was compensated under a plan adopted for 2010.  The plan includes a $10,000 annual retainer paid to each director, except for the Chairman of the Board.  In addition, the chair of the Audit Committee received $10,000, the chair of the Compensation Committee received $5,000 and the chair of the Nominating and Governance Committee received $2,500.  Each non-management director also received a grant of options to purchase 10,000 shares at an exercise price of $1.39 per share, which options vest in equal monthly installments over 60 months, commencing on July 20, 2010.  Furthermore, each non-management director received $1,000 for each board meeting attended and for any conference call over three hours, held in 2010.  Finally, Kenneth S. George and William J. Simpson, Jr. received the additional option grants and fees disclosed in the footnotes to the table above.

EXECUTIVES AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are not appointed for fixed terms.  The following are biographical summaries of our executive officers (except Kenneth S. George and William J. Simpson, for whom biographical summaries appear above):

Rost A. Ginevich, 48.  Mr. Ginevich joined the Company in March 2008 as our Chief Information Officer and is primarily responsible for development and execution of the Company's information technology strategy.  Mr. Ginevich has over 20 years of information technology experience.  Before joining the Company, from October 2007 through March 2008, Mr. Ginevich served as a Director at West Monroe Partners, a full-service business and technology consulting firm.  From March 2006 through October 2007, Mr. Ginevich was Chief Information Officer for Kitty Hawk, an AMEX-listed cargo transportation company.  From 2002 to 2006, he was with IBM Business Consulting Services, where he managed business development and execution of large consulting engagements for clients in various industries.  Mr. Ginevich earned a Bachelor of Science Degree in Computer Science and a Masters in Business Administration from Oklahoma State University.  He has written extensively on topics related to information technology.

M. Cornelia Outten, 50.  Ms. Outten joined the Company as Vice President of Provider Development in February 2008.  Prior to joining the Company, Ms. Outten served as Senior Vice President, Provider Networks for Interplan Health Group, a national healthcare management company from July 2004 through December 2007.  From 2002 to 2004, she was Executive Vice President and Chief Operating Officer of JBC Healthcare Partners, LLC, a regional PPO retiree medical program in San Diego, California.  Ms. Outten has previously held several other healthcare management positions and brings nearly 25 years healthcare industry experience to the Company.  She graduated from Salem College with a Bachelor of Arts Degree in Sociology and Economics and earned a Masters in Health Administration, with a concentration on Fiscal Management, from Tulane University.

Matthew D. Thompson, 40.  Mr. Thompson was appointed Vice President - Finance and Interim Chief Financial Officer in March 2010, and Chief Financial Officer in June 2010.  Mr. Thompson joined the Company as Controller and Principal Accounting Officer in April 2008.   Prior to joining the Company, Mr. Thompson was Director of Financial Reporting at Highland Financial Partners, L.P., an affiliate of Highland Capital Management L.P., in Dallas, Texas from September 2007 through April 2008.  Prior to that, he spent nine years with publicly-held Tyler Technologies, Inc., a Dallas-based leading provider of integrated, end-to-end information management solutions and services to local governments. While there, Mr. Thompson served in various positions, most recently as Division Controller of Tyler's Courts & Justice and Appraisal & Tax Divisions. Before joining Tyler Technologies, Mr. Thompson spent five years with Ernst & Young LLP.  Mr. Thompson, a Certified Public Accountant, earned his Bachelor's of Business Administration degree from Baylor University in Waco, Texas.

SUMMARY COMPENSATION TABLE

The following table and footnotes set forth information, for the fiscal years ended December 31, 2010 and 2009, concerning the annual and long-term compensation awarded to, earned by or paid to: (i) our President and Chief Executive Office during the fiscal year ended December 31, 2010, (ii) the two most highly compensated executive officers, other than the principal executive officer, who received compensation in excess of $100,000 during the fiscal year ended December 31, 2010 and were serving as executive officers at December 31, 2010 (collectively with the Chief Executive Officer referred to as the “Named Executive Officers” throughout this proxy statement) and (iii) our Chief Financial Officer.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Option Award (3) ($)	Stock Award (3) ($)	Non-equity Incentive Plan Compensation (2) ($)	All Other Compensation(4) ($)	Total ($)

David S. Boone, (5)	2010	$312,000	$—	$8,891	$—	$—	$20,555	$341,446
President and Chief Executive Officer	2009	312,000	—	—	410,600	—	9,900	732,500
M. Cornelia Outten,	2010	194,038	—	115,150	—	—	8,291	317,479
Vice President of Provider Development	2009	190,000	20,000	—	99,333	—	8,809	318,142
Rost A. Ginevich,	2010	183,558	—	115,150	—	—	7,925	306,633
Chief Information Officer	2009	178,500	20,000	—	67,666	—	7,748	273,914
Matthew D. Thompson,(6)	2010	152,436	—	108,376	—	—	7,955	268,767
Chief Financial Officer	2009	133,900	15,000	—	26,325	—	6,187	181,412

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the Company's 401(k) Profit Sharing Plan.

(2)
Bonus amounts earned during 2009 were paid in cash, at the recommendation of the Compensation Committee and after approval by our Board of Directors on March 23, 2010. In accordance with SEC guidance, any amounts disclosed in the “Non-equity Incentive Plan Compensation” column relate to payments made pursuant to plans providing for compensation intended to serve as incentive for performance to occur over a specified period that does not fall within the scope of Financial Accounting Standards Board Statement of Financial Account Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). As such, the “Non-equity Incentive Plan Compensation” column reflects that portion of the 2009 bonus amount that was earned by the executive officer by meeting the relevant performance measures specified in the 2009 Management Bonus Program. Any “discretionary” amount, i.e., any portion of a given year's bonus amount paid over and above the amount earned by such officer by meeting the relevant performance measures specified in such Management Bonus Program is included in the “Bonus” column. The bonuses paid to the executive officers listed in the table above with respect to 2009 were discretionary in nature and were intended to incentivize those executive officers.

(3)
The amount reflected in the table represents the aggregate grant date fair value of equity incentive awards granted and calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R).   For additional information on the valuation assumptions refer to Note 8, “Stock Based Compensation” of the American CareSource Holdings' financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. This fair value does not represent cash received by the executive in the year reported, but potential earnings contingent on the Company's future performance. Stock option and RSU grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Equity awards add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management's interest with those of our stockholders. The options granted to the executive officers in 2010 vest over a five-year period, have an exercise price of $2.04 per share, are subject to customary anti-dilution adjustments and expire on April 9, 2020. The restricted stock awards (RSUs) granted to the executive officers in 2009 vest over periods of two to five years, with shares to be delivered in the year following the year of vesting.

(4)	All other compensation consists of 401(k) contribution match, cellular phone reimbursement and fitness club dues.

(5)	Mr. Boone resigned from his positions as President, Chief Executive Officer and director on July 25, 2011.

(6)	Mr. Thompson was appointed to Chief Financial Officer in June 2010, at which time his annual salary was increased to $165,000.

Some of our executive officers may be entitled to receive certain benefits in the event of the termination of their employment or a change of control of the Company.  These arrangements are described in more detail below under the heading “Compensation Arrangements.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information relating to equity awards for each Named Executive Officer and our Chief Financial Officer, outstanding on December 31, 2010.  The table does not give effect to grants of options that occurred after December 31, 2010.

	Option Awards					Stock Awards
Named Exeutive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of units of stock that have not vested	Market Value of units of stock that have not vested ($)

David S. Boone(10)	179,946	—	$0.31	5/1/2015	(1)	—	$—
	22,493	—	0.49	10/3/2015	(1)	—	—
	100,000	—	2.55	9/24/2017	(1)	—	—
	92,813	42,187	3.29	3/26/2018	(2)	—	—
	—	—	7.02	3/10/2019		23,061	32,285	(3)
	833	9,167	1.39	7/20/2020	(4)	—	—
M. Cornelia Outten	95,625	39,375	2.68	2/12/2018	(2)	—	—
	30,938	14,062	3.29	3/26/2018	(2)	—	—
	—	—	7.02	3/10/2019		2,556	3,578	(5)
	—	85,000	2.04	4/9/2020	(6)	—	—
Rost A. Ginevich	71,042	38,958	4.20	5/5/2018	(6)	—	—
	2,625	4,875	7.02	3/10/2019		1,205	1,687	(7)
	—	85,000	2.04	4/9/2020	(6)	—	—
Matthew D. Thompson	25,000	25,000	4.20	5/5/2018	(8)	—	—
	—	—	7.02	3/10/2019		3,000	4,200	(9)
	—	80,000	2.04	4/9/2020	(6)	—	—

(1)	These options vest/vested as follows: equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date.

(2)
These options vest/vested as follows: 1/4 after one year from the grant date with the remaining vesting in equal successive monthly installments over a 36-month period at a rate of 1/36th per month starting one year after the grant date.

(3)
These stock awards vest as follows: 19,500 vest in equal successive monthly installments of 500, concluding on March 10, 2014. The remaining 3,561 vest in equal successive monthly installments of 1,187, concluding on March 10, 2011.

(4)	These options vest/vested as follows: equal successive monthly installments over a 60-month period at a rate of 1/60th of the grant total per month starting one month after the grant date.

(5)
These stock awards vest as follows: 975 vest in equal successive monthly installments of 25, concluding on March 10, 2014. The remaining 1,581 vest in equal successive monthly installments of 527, concluding on March 10, 2011.

(6)	These options vest/vested as follows: equal successive annual installments over a 5-year period at a rate of 1/5th of the grant total per year starting one year after the grant date.

(7)	These stock awards vested as follows: equal successive monthly installments, concluding on March 10, 2011.

(8)	These options vest/vested as follows: equal successive annual installments over a 4-year period at a rate of 1/4th of the grant total per year starting one year after the grant date.

(9)	These stock awards vest as follows: equal successive annual installments, concluding on March 10, 2015.

(10)	Mr. Boone resigned from his positions as President, Chief Executive Officer and director on July 25, 2011.

On August 22, 2011, the Board of Directors approved the award (i) to Kenneth S. George, the Chairman of the Board of Directors and Chief Executive Officer of the Company, an option to purchase 50,000 shares of the Company's common stock, (ii) to William J. Simpson, Jr., a director and the President and Chief Operating Officer of the Company, an option to purchase 100,000 shares of the Company's common stock, (iii) to the Company's executive officers, options to purchase an aggregate of up to 35,000 shares of the Company's common stock and (iv) to the Company's non-executive employees, options to purchase an aggregate of up to 65,000 shares of the Company's common stock.   The foregoing options have an exercise price of $0.73 per share, this being the closing price of the Company's common stock on the NASDAQ Capital Market on the date that the options were granted.

2009 Equity Incentive Plan

On March 10, 2009, the Board adopted the American CareSource Holdings, Inc. 2009 Equity Incentive Plan, which was approved at the 2009 annual shareholder meeting and became effective on March 10, 2009.

2005 Stock Option Plan

The 2005 Stock Option Plan was adopted by the Board of Directors on January 17, 2005, and at our 2007 annual meeting, the Company's stockholders approved an amendment and restatement of the 2005 Stock Option Plan.  On November 14, 2008, the Board of Directors unanimously approved an increase in the number of shares available for grant under the 2005 Stock Option Plan from 3,249,329 shares to 3,749,329 shares, which was approved by the Company's stockholders at the 2009 annual meeting.

On July 20, 2010, the Board adopted a ministerial amendment to the 2005 Stock Option Plan intended to conform that plan to the 2009 Stock Option Plan, by permitting, to the extent provided in a stock option (other than incentive stock options), the transfer without consideration of such stock option by a director to his or her immediate family member or a trust benefiting or partnership owned by such director or immediate family member.

401(k) Profit Sharing Plan

Since August 1, 2007, the Company has offered a 401(k) Profit Sharing Plan to its employees.  All full-time, permanent employees are eligible to participate in the 401(k) Profit Sharing Plan.  During the year ended December 31, 2010, the Company contributed approximately $123,000 to the 401(k) Profit Sharing Plan.  The Company's executive officers are eligible to participate in the 401(k) Profit Sharing Plan on the same basis as its other employees.  Commencing in April 2008, the Company matched contributions to the account of each participating employee equal to 50% of the first 4% of salary contributed by an employee to his or her 401(k) account during a plan year.  Beginning in 2009, the Company commenced matching 100% of the first 1% and 50% of the next 5% of salary contributed by each employee.

Compensation Arrangements

Employment Agreements with Named Executive Officers

David S. Boone

In connection with his resignation on July 25, 2011, Mr. Boone entered into a severance agreement and general release with the Company, effective that day. Under the agreement, Mr. Boone will receive, in addition to any base compensation owed and earned but unused vacation pay, severance payments over a six month period that in the aggregate equal six months’ worth of his annual base compensation, and has the right to continue participation in the Company-sponsored group health insurance plan in accordance with COBRA. In addition, the terms of his vested but unexercised stock options will be extended to the date that is 60 days from the date of the public release by the Company of its earnings for the quarter ended June 30, 2011.

The employment agreement under which Mr. Boone served as the Company's President and Chief Executive Officer was dated May 1, 2005 and had an initial term of one (1) year with automatic one (1) year renewal periods.  The employment agreement provided that, Mr. Boone (i) would be paid $200,000 annually beginning on the “Commencement Date” (Mr. Boone's salary at the time of his resignation was $312,000); (ii) was eligible for a bonus to be determined by the Board of Directors in its sole discretion; (iii) was eligible to receive stock option grants from the Company as determined by the Board of Directors; and (iv) was eligible to participate in the Company's standard benefits package.  Mr. Boone also received a grant of 160,000 stock options in connection with the commencement of his employment with the Company, which vested 33.3% on the first anniversary of the employment agreement, with the balance vesting monthly over the following 36 months.

The employment agreement also provided that Mr. Boone cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtained the Company's prior written consent for a period of twelve (12) months following his termination (with or without “cause”) or resignation (with or without “good reason”), as the case may be.

The employment agreement provided that, in the event that Mr. Boone was terminated without “cause” (as such term was defined under the employment agreement) or due to disability or if Mr. Boone terminated his employment for “good reason” (as such term was defined under the employment agreement), he would be entitled to monthly payments equal to his then applicable monthly base salary, excluding bonus, for a period of six months following the termination of his employment.  Additionally, the employment agreement provided that in the event of a “change of control” (as such term was defined under the employment agreement) of the Company, all options and other equity incentives then granted to Mr. Boone, if any, which were unvested at the date of the change of control would immediately vest and be exercisable. In addition, in lieu of the six-months of severance payments otherwise applicable under the employment agreement, in the event of a change of control and related termination of Mr. Boone's employment, whether by the Company, with or without cause, or by Mr. Boone, with or without good reason, in each case within twelve months following the change of control, the Company would promptly pay to Mr. Boone, in addition to his base salary and bonus earned and unpaid through the date of termination of his employment, a lump sum payment equal to six months' of his then current base salary.

Cornelia Outten

The Company is a party to an employment letter dated January 29, 2008 with its Vice President of Provider Development, Cornelia Outten.  The employment letter provides that Ms. Outten (i) will be paid $185,000 annually beginning on the date of the employment letter (Ms. Outten's current salary is $195,700); (ii) is eligible for a bonus of up to 50% of her annual salary based on the achievement of goals approved by the Board of Directors; (iii) shall receive a one-time payment of up to $35,000 to cover relocation expenses plus Company-paid travel of up to six (6) flights to and from Dallas to San Diego during such relocation; and (iv) is eligible to participate in the Company's standard benefit package.  Ms. Outten also received a grant of 135,000 stock options in connection with the commencement of her employment with the Company which vests annually over 4 years beginning on the first anniversary of the employment letter.

Rost Ginevich

The Company is a party to an employment letter dated March 6, 2008 with its Chief Information Officer, Rost Ginevich.  The employment letter provides that Mr. Ginevich (i) will be paid $175,000 annually beginning on the date of the employment letter (Mr. Ginevich's current salary is $185,640); (ii) is eligible for a bonus of up to 50% of his annual salary based on the achievement of goals approved by the Board of Directors; and (iii) is eligible to participate in the Company's standard benefit package.  Mr. Ginevich also received a grant of 110,000 stock options in connection with the commencement of his employment with the Company which vests 25% on the first anniversary of the employment letter and the balance vesting monthly over the following 36 months.  The employment letter also provides that, in the event that Mr. Ginevich is terminated as a result of a “Change of Control” of the Company, he shall be entitled to receive, within thirty (30) days following such termination, (i) a lump sum payment from the Company equal to three (3) months of compensation; (ii) a pro rata bonus earned for the then-current year; (iii) all of the benefits that the Company customarily provides its employees for a period of three (3) months following such termination; and (iv) immediate vesting of 100% of the stock options.

Other Employment Agreements

Matthew D. Thompson

The Company is a party to an employment agreement dated April 15, 2011 with its Chief Financial Officer, Matthew D. Thompson, which has an initial term of one (1) year with automatic one (1) year renewal periods.  The employment agreement provides that Mr. Thompson (i) will be paid $185,000 annually beginning on the “Commencement Date”; (ii) is eligible for a bonus to be determined by the Board of Directors in its sole discretion; (iii) is eligible to receive stock option grants from the Company as determined by the Board of Directors; and (iv) is eligible to participate in the Company's standard benefits package.  The employment agreement also provides that, in the event that Mr. Thompson is terminated within twelve (12) months of a “Change of Control” of the Company without “cause” or Mr. Thompson leaves the Company for “good reason” within twelve (12) months of a “Change of Control” of the Company, he shall be entitled to receive, immediately upon such termination or resignation as the case may be, (i) a lump sum payment from the Company equal to six (6) months salary; (ii) a pro rata bonus earned for the then-current year; and (ii) immediate vesting of 100% of his stock options.  In addition, if Mr. Thompson is terminated without “cause” or he leaves the Company for “good reason”, he shall be entitled to (i) severance in an amount equal to six (6) months salary which shall be paid in one lump sum immediately upon termination or resignation as the case may be; (ii) a pro rata bonus earned for the then-current year and (iii) all of the benefits that the Company customarily provides its employees for a period of six (6) months following such termination or resignation, as the case may be.

The employment agreement also provides that Mr. Thompson cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtains the Company's prior written consent for a period of (i) twelve (12) months if he is terminated for “cause” or he leaves the Company without “good reason” or (ii) six (6) months if he is terminated without “cause” or he leaves the Company for “good reason”.

William J. Simpson, Jr.

The Company is a party to an employment agreement dated April 15, 2011 with its Chief Operating Officer, William J. Simpson, Jr., which has an initial term of one (1) year with automatic one (1) year renewal periods.  The employment agreement provides that Mr. Simpson (i) will be paid $225,000 annually beginning on the “Commencement Date”; (ii) is eligible for a bonus to be determined by the Board of Directors in its sole discretion; (iii) is eligible to receive stock option grants from the Company as determined by the Board of Directors; and (iv) is eligible to participate in the Company's standard benefits package.  The employment agreement also provides that, in the event that Mr. Simpson is terminated within twelve (12) months of a “Change of Control” of the Company without “cause” or Mr. Simpson leaves the Company for “good reason” within twelve (12) months of a “Change of Control” of the Company, he shall be entitled to receive, immediately upon such termination or resignation, as the case may be, (i) a lump sum payment from the Company equal to six (6) months salary; (ii) a pro rata bonus earned for the then-current year; and (iii) immediate vesting of 100% of his stock options.  In addition, if Mr. Simpson is terminated without “cause” or he leaves the Company for “good reason”, he shall be entitled to (i) severance in an amount equal to six (6) months salary which shall be paid in one lump sum immediately upon termination or resignation, as the case may be; (ii) a pro rata bonus earned for the then-current year and (iii) all of the benefits that the Company customarily provides its employees for a period of six (6) months following such termination or resignation, as the case may be.

The employment agreement also provides that Mr. Simpson cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtains the Company's prior written consent for a period of (i) twelve (12) months if he is terminated for “cause” or he leaves the Company without “good reason” or (ii) six (6) months if he is terminated without “cause” or he leaves the Company for “good reason”.

Compensation Decisions in December 2010

On December 13, 2010, the Board approved compensation for certain of our executive officers, in accordance with the recommendations of the Compensation Committee, consisting of 2011 base salary levels and awards of stock options to purchase shares of the Company's common stock. Mr. Thompson's base salary was increased to $185,000, effective January 1, 2011.  No increases were made to the base salaries of the Named Executive Officers.

 Severance Agreements with Former Executive Officers

In August 2009, Kurt Fullmer resigned his position as Vice President of Client Development.  Pursuant to a Separation Agreement and General Release, Mr. Fullmer received a $102,500 severance payment, payable in twelve equal installments of $8,541.67, which commenced in July 2009 and terminated in January 2010, and a one-time payment of $10,000, payable in January 2010 related to certain transition activities.  Mr. Fullmer was also entitled to reimbursement of the amount by which his COBRA health and dental insurance premium payments exceed the then current premium rates offered to active employees of the Company until January 31, 2010.  The Agreement also provides that restricted stock units exercisable for 8,761 shares of common stock that Mr. Fullmer had previously received as a bonus for 2008 performance vest immediately, that options to purchase 17,500 shares that Mr. Fullmer had previously received will vest through September 24, 2009 as compensation for consulting services to be rendered through that time, and that all other unvested options and grants shall expire.  During 2009, Mr. Fullmer converted the 8,761 vested restricted stock units into shares of common stock.

In March 2010, Steven J. Armond resigned his position as Chief Financial Officer.  Pursuant to a Separation Agreement and General Release, the Company agreed to pay Mr. Armond an aggregate of approximately $106,600 over the six month period following his resignation and continue to provide certain employee benefits during such period.  The Company also agreed to pay Mr. Armond (i) any portion of Mr. Armond's 2009 performance bonus remaining unpaid as of the date of resignation and (ii) the pro rata share of Mr. Armond's 2010 performance bonus, if any, remaining unpaid as of the date of resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the following transactions and other as disclosed pursuant to Item 402 of Regulation S-K in the sections “Director Compensation” and “Executives and Executive Compensation” above, no reportable transactions as described in Item 404(a) of Regulation S-K took place in the years ended December 31, 2010 and December 31, 2009.

On August 15, 2010, our director John Pappajohn exercised a warrant to purchase 320,248 shares of our common stock at an exercise price of $0.49 per share for a total exercise price of $156,922.  On the same day, our director Derace Schaffer effected a net issue exercise of a warrant to purchase 144,238 shares of our common stock, as a result of which, based on a closing price of our common stock of $1.51 per share on August 13, 2010, Dr. Schaffer received 97,432 shares of common stock, while 46,806 shares of common stock were withheld in lieu of payment of the exercise price.

During 2009 and 2010, the Company, a party to an agreement with Principal Life Insurance Company (“Principal”), a beneficial holder of 10% of our outstanding common stock, under which the Company provided Principal with access to its network of ancillary services providers in the normal course of its business.  The Company generated revenue under the contract of approximately $132,000 in 2009 and $2.3 million in 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the persons who beneficially own more than ten percent of any class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely on our review of copies of these reports filed with the SEC, we believe there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and 10% beneficial owners for 2010, except that the following officers, directors and/or 10% beneficial owners did not file certain reports under Section 16(a) on a timely basis during 2010: Derace Schaffer (one Form 4), John Pappajohn (one Form 4), David Boone (one Form 4), Rost Ginevich (two Forms 4), Cornelia Outten (one Form 4) and Matthew Thompson (one Form 4).  Each of these Forms 4 reported one transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of American CareSource Holdings' common stock as of August 17, 2011, (i) by each person American CareSource Holdings knows to be the beneficial owner of 5% or more of the outstanding shares of common stock of American CareSource Holdings, (ii) the Chief Executive Officer and each other Named Executive Officer listed in the Summary Compensation Table above as well as the Chief Financial Officer, (iii) each director and nominee for director of American CareSource Holdings and (iv) all executive officers and directors of American CareSource Holdings as a group.  As of August 17,  2011, there were outstanding 16,987,117 shares of common stock, warrants to purchase 225,000 shares of common stock, stock options exercisable to purchase 1,610,853 shares of common stock, and restricted stock units convertible into 14,837 shares of common stock.

Unless otherwise noted, the business address of all the individuals and entities named in this table is c/o American CareSource Holdings, Inc., 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas  75240.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Owned

John Pappajohn(2)	5,079,181	29.8%
Principal Life Insurance Company(3) 711 High Street Des Moines, Iowa 50392	1,691,065	10.0%
Derace L. Schaffer(4)	907,437	5.3%
David S. Boone(5)	470,188	2.7%
Edward B. Berger(6)	407,390	2.4%
Kenneth S. George(7)	253,124	1.5%
M. Cornelia Outten(8)	192,057	1.1%
Rost A. Ginevich(9)	123,993	*
Matthew D. Thompson(10)	75,000	*
Richard W. Turner (11)	—	*
John N. Hatsopoulos(12)	68,677	*
Williams J. Simpson, Jr.(13)	45,969	*
Sami Abbasi(14)	28,677	*
All Executive Officers and Directors as a Group (12 persons)(15)	7,651,693	41.5%
*    Represents less than 1% of the shares outstanding

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 as amended, such that the number of shares beneficially owned is deemed to include shares of the Company's common stock as to which the beneficial owner has or shares either voting or investment power. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him or her. As provided by Rule 13d-3, each such person's percentage ownership is determined by assuming that the options, warrants or convertible securities that are held by such person and which are exercisable or convertible within 60 days of August 17, 2011, have been exercised or converted, as the case may be. For purposes of the beneficial ownership table and the accompanying footnotes, the Company deems the shares underlying restricted stock units (RSUs) to be beneficially owned by a stockholder if the RSUs have vested or will vest within 60 days of August 17, 2011, despite the fact that delivery of such shares generally does not occur until the year after vesting.

(2)
Includes 5,004,943 shares of American CareSource Holdings' common stock beneficially owned by Mr. Pappajohn, of which 4,939,568 shares are owned by Mr. Pappajohn directly, 50,375 shares are owned by Equity Dynamics, Inc. (an entity solely owned by Mr. Pappajohn), and 15,000 shares are owned by Halkis, Ltd. (an entity solely owned by Mr. Pappajohn). Also includes 73,566 shares of the Company's common stock issuable upon the exercise of options and 672 shares of common stock underlying restricted stock units which have or will have vested within 60 days of August 17, 2011. The number of shares included in the table above does not include 15,000 shares owned by Mr. Pappajohn's wife and 15,000 shares owned by Thebes, Ltd (an entity solely owned by Mr. Pappajohn's wife), with respect to which Mr. Pappajohn does not have voting or investment power.

(3)
All information regarding Principal Life Insurance Company ("PLIC") is based on information disclosed in a Statement on Schedule 13G/A (the "Principal Life 13G/A") filed with the SEC on March 9, 2009. The Principal Life 13G/A states that, by virtue of its ultimate ownership and control of PLIC, Principal Financial Group, Inc. (PFG) may be deemed to be the indirect beneficial owner of such shares within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended. As such, voting and investment power over the shares listed above is shared between PLIC and PFG. The address for both PLIC and PFG is 711 High Street, Des Moines, IA 50392-0088.

(4)
Includes 73,566 shares of the Company's common stock issuable upon the exercise of options and 672 shares of common stock underlying restricted stock units which have or will have vested within 60 days of August 17, 2011.

(5)
Includes 425,804 shares of the Company's common stock issuable upon the exercise of options and 8,042 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(6)
Includes 103,713 shares of American CareSource Holdings' common stock beneficially owned by Mr. Berger, of which 74,623 shares are owned by Mr. Berger directly and 29,762 shares are owned by Tucson Traditions LLC (an entity in which Mr. Berger has a 33-1/3% ownership interest). Also includes 302,333 shares of the Company's common stock issuable upon the exercise of options and 672 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011.

(7)
Includes 98,844 shares of the Company's common stock issuable upon the exercise of options and 672 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(8)
Includes 180,291 shares of the Company's common stock issuable upon the exercise of option and 1,812 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(9)
Includes 114,833 shares of the Company's common stock issuable upon the exercise of option and 1,197 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(10)
Includes 53,500 shares of the Company's common stock issuable upon the exercise of options and 744 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(11)	Dr. Turner was appointed to the Company's Board of Directors in June 2011.

(12)
Includes 67,333 shares of the Company's common stock issuable upon the exercise of options and 672 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(13)	Includes 40,969 shares of the Company's common stock issuable upon the exercise of options (which are exercisable within 60 days of August 17, 2011).

(14)
Includes 27,333 shares of the Company's common stock issuable upon the exercise of options and 672 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

(15)
Includes 1,458,705 shares of the Company's common stock issuable upon the exercise of options and 15,827 shares of common stock underlying restricted stock units (which have or will have vested within 60 days of August 17, 2011).

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

Appointment of Auditors for Fiscal Year 2011

The Audit Committee has appointed McGladrey & Pullen, LLP as our independent auditors for fiscal year 2011.  We are not required to have the stockholders ratify the selection of McGladrey & Pullen, LLP as our independent auditors.  We are doing so because we believe it is a matter of good corporate practice.  If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain McGladrey & Pullen, LLP, but may retain such independent auditors.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of American CareSource Holdings and its stockholders.  Representatives of McGladrey & Pullen, LLP are not expected to be present at the Annual Meeting, will not have an opportunity to make a statement and will not be available to respond to questions.

McGladrey & Pullen, LLP was first engaged as our independent registered public accounting firm on January 1, 2004 and has audited our financial statements for fiscal years 2004 through 2010.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent auditors for fiscal year 2011.

Principal Accountant Fees and Services

Relationship with Independent Auditors

Audit services performed by McGladrey & Pullen, LLP for the fiscal years 2010 and 2009, respectively, consisted of the examination of American CareSource Holdings' financial statements, services related to filings with the SEC, audits, quarterly reviews and tax services.

Audit Fees

For fiscal year 2010, the Company incurred $163,400 in aggregate audit fees from McGladrey & Pullen, LLP for professional services rendered in connection with: (i) the audit of American CareSource Holdings' annual financial statements for the year ended December 31, 2010; (ii) the review of American CareSource Holdings' quarterly financial statements for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and (iii) the review of reports filed with the SEC by American CareSource Holdings during the period reported.  For fiscal year 2009 the Company incurred $154,500 in aggregate audit fees from McGladrey & Pullen, LLP for professional services rendered in connection with: (i) the audit of American CareSource Holdings' annual financial statements for the year ended December 31, 2009; (ii) the review of American CareSource Holdings' quarterly financial statements for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and (iii) the review of reports filed with the SEC by American CareSource Holdings during the period reported.

Audit-Related Fees

For fiscal year 2010, the Company incurred $8,000 in aggregate audit-related fees from McGladrey & Pullen, LLP.  For fiscal year 2009, the Company incurred $50,500 in aggregate audit-related fees from McGladrey & Pullen, LLP.   Audit-related fees consist of accounting consultations concerning financial accounting and reporting matters, and amounts related to private placements and filing of registration statements and amendments to registration statements with the SEC.

Tax Fees

For fiscal year 2010, the Company incurred $15,450 in aggregate fees from RSM McGladrey, Inc., an entity associated with McGladrey & Pullen, LLP, for professional services rendered related to the taxes of American CareSource Holdings for the year ended December 31, 2009, as compared to $12,600 for the year ended December 31, 2009.  Tax fees consist of tax compliance, tax consultations and tax return preparation.

All Other Fees

For fiscal year 2010, the Company incurred $1,878 in aggregate other fees from McGladrey & Pullen, LLP and RSM McGladrey, Inc.  There were no other fees billed by McGladrey & Pullen, LLP or RSM McGladrey, Inc. for the fiscal year ended December 31, 2009.

The Audit Committee considers at least annually whether the provision of non-audit services by McGladrey & Pullen, LLP is compatible with maintaining auditor independence.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may pre-approve particular services on a case-by-case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  All audit and permissible non-audit services provided by McGladrey & Pullen, LLP and RSM McGladrey, Inc. to American CareSource Holdings for the fiscal years ended 2010 and 2009 were approved by the Audit Committee.

ANNUAL REPORT TO STOCKHOLDERS

In addition to the proxy statement and proxy card, a copy of the 2010 Annual Report of the Company, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and which is not a part of the proxy soliciting material, is enclosed.  The Annual Report on Form 10-K, which includes our audited financial statements, is being furnished to you without the exhibits thereto.

You can write to our Secretary at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240, or telephone us at (972) 308-6830 for additional copies of the Company's Annual Report on Form 10-K, excluding the exhibits thereto, without charge.  Upon your request, we will provide you with a copy of the exhibits.  You may be responsible for our reasonable expenses in furnishing such exhibits. You can also access our Form 10-K and other periodic filings we make with the SEC from the SEC's EDGAR database at www.sec.gov.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Only one copy of our Annual Report and proxy statement is being mailed to stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders.  The Company will deliver promptly upon written or oral request a separate copy of the Annual Report and proxy statement to a stockholder at a shared address to which a single copy was delivered.  Stockholders wishing to receive additional copies of either the Annual Report or the proxy statement for the 2011 Annual Meeting of Stockholders without charge or who share an address with another stockholder and are receiving multiple copies and would like to receive a single copy should call Investor Relations at (972) 308-6830 or write to Investor Relations at the Company at the Company's executive offices at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Stockholders who wish to present proposals to be included in our proxy materials for the 2012 Annual Meeting of Stockholders must submit such proposals in proper form to our Secretary at American CareSource Holdings, Inc., 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240 by May 2, 2012.  If a stockholder's proposal is not submitted for inclusion in the 2012 proxy materials, but instead the stockholder seeks to present the proposal directly at the 2012 Annual Meeting of Stockholders, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if: (1) we receive notice of the proposal before July 16, 2012, advise stockholders in the 2012 proxy statement of the nature of the proposal and how we intend to vote on such matter and the stockholder submitting the proposal does not take the steps necessary under Rule 14a-4(c)(2) under the Exchange Act to deliver proxy materials to holders of that percentage of common stock required to carry the proposal, or (2) do not receive notice of the proposal before July 16, 2012.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Company's 2011 Annual Meeting of Stockholders.  However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy card will vote and act with respect thereto, in what according to their judgment, is in the interests of American CareSource Holdings and its stockholders.

$ FOLD AND DETACH HERE AND READ THE REVERSE SIDE $

REVOCABLE PROXY
American CareSource Holdings, Inc.
 5429 LBJ Freeway, Suite 850, Dallas, TX 75240

 ANNUAL MEETING OF STOCKHOLDERS
 Monday, September 26, 2011, 9:00 a.m., Central Time

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Kenneth S. George, William J. Simpson and Matthew D. Thompson, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of common stock of American CareSource Holdings, Inc. (the “Company”) standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 5429 LBJ Freeway, Suite 850, Dallas, Texas on Monday, September 26, 2011, at 9:00 a.m., Central Time and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this form, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof. Receipt of notice of such meeting and the Proxy Statement therefor dated August 30, 2011 is hereby acknowledged.

THIS PROXYWILL BEVOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXYWILL BEVOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2011.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS REVOCABLE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To change the address on your account, please check the box at the right and indicate your new address in the address space provided left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

(Continued and to be signed on reverse side)

LEFT BLANK INTENTIONALLY

$ FOLD AND DETACH HERE AND READ THE REVERSE SIDE $

PROXY: THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.
							Please mark your votes like this	☐

1.	To elect the following persons to the Board of Directors of the Company for the term described in the proxy statement:			2.	To ratify the selection by the Company of McGladrey & Pullen, LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:

(1) Sami S. Abbasi (2) Edward B. Berger (3) Kenneth S. George (4) John N. Hatsopoulos (5) John Pappajohn, (6) Derace L. Schaffer, MD, (7) William J. Simpson, Jr. and (8) Richard W. Turner, Ph.D.

	FOR ALL NOMINEES ABOVE	WITHHOLD AUTHORITY ALL	FOR ALL EXCEPT*	*To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee on the line below.
	☐	☐	☐
COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature of Stockholder_____________________  Signature of Stockholder_____________________  Date___________
Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.